EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2016 with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report on Form 10-K of Orion Marine Group, Inc. for the year ended December 31, 2015.  We consent to the incorporation by reference of said reports in the Registration Statements of Orion Marine Group on Form S-3 (File No. 333-160719) and on Form S-8 (File No. 333-148301 and File No. 333-174814).

/s/ Grant Thornton LLP
Houston, Texas
March 15, 2016